Exhibit 4.4

Boston Therapeutics Inc. 233 Needham Street Newton, MA 02464
     August 12, 2016
CJY Holdings Limited
12 Repulse Bay Road
Repulse Bay, Hong Kong

Re:	10% Convertible Promissory Notes issued to CJY Holdings Limited by Boston Therapeutics Inc. in the aggregate principal amount of $1,702,000 (the "Notes")

Gentlemen:

Reference is hereby made to the Notes.  All terms not defined below shall have the meaning as set forth in the Notes.  By executing this letter, the undersigned parties hereby agree that the Notes shall be amended and restated to provide for a Maturity Date of August 12, 2018.

In addition, the undersigned parties hereby agree that the Notes shall be amended and restated to add Article 2(a)(ii)(D) as follows:

"(D)  Subsequent Equity Sales.  If, at any time while this Note is outstanding,  the Company or any subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock equivalents entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the "Base Conversion Price" and such issuances, collectively, a "Dilutive Issuance") (if the holder of the Common Stock or Common Stock equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock equivalents are issued.  Notwithstanding the foregoing, no adjustment will be made under this Section in respect of an Exempt Issuance (as defined below). If the Company enters into a variable rate transaction to issue Variable Rate Securities (as defined below), the Company shall be deemed to have issued Common Stock or Common Stock equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than the Trading Day (as defined below) following the issuance of any Common Stock or Common Stock equivalents subject to this Section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "Dilutive Issuance Notice").  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

"Exempt Issuance" is defined as the issuance of securities associated with (a) shares of Common Stock or options to employees, officers, consultants or directors of the Company pursuant to any stock or option plan duly adopted by the Board of Directors of the Company, (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof, or (c) securities issued in connection with acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

"Trading Day" means a day on which the principal Trading Market (as defined below) is open for trading.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

"Variable Rate Securities" shall include: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such security or with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock."

We kindly request that you execute this letter below indicating that you agree with the above amendments.

Sincerely,

Boston Therapeutics, Inc.

By: /s/ Conroy Chi-Heng Cheng
Name: Conroy Chi-Heng Cheng
Title: Interim Chief Executive Officer

AGREED AND ACKNOWLEDGED:

CJY Holdings Limited

By: /s/ Cheng Chi Him
Name: Cheng Chi Him
Title: